Exhibit 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2016

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Baroid International Trading, LLC	United States, Delaware
Halliburton (Barbados) Investments SRL	Barbados
Halliburton Affiliates, LLC	United States, Delaware
Halliburton Canada Holdings B.V.	Netherlands
Halliburton Canada ULC	Canada, Alberta
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Cayman Islands Limited II	Cayman Islands
Halliburton Energy Services Limited	United Kingdom, Scotland
Halliburton Energy Services, Inc.	United States, Delaware
Halliburton Far East Pte Ltd	Singapore
Halliburton Global Affiliates Holdings B.V.	Netherlands
Halliburton Group Canada	Canada
Halliburton Holdings (No.3)	United Kingdom, Scotland
Halliburton International Holdings	Bermuda
Halliburton International B.V.	Netherlands
Halliburton Latin America S.R.L	Uruguay
Halliburton Manufacturing and Services Limited	United Kingdom, England & Wales
Halliburton Netherlands Holdings B.V.	Netherlands
Halliburton Netherlands Operations Coöperatie U.A.	Netherlands
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Overseas Limited	Cayman Islands
Halliburton Partners Canada ULC	Canada, Alberta
Halliburton U.S. International Holdings, Inc.	United States, Delaware
Halliburton Worldwide GmbH	Switzerland
Halliburton Worldwide Limited	Cayman Islands
HES Corporation	United States, Nevada
HES Holding, Inc.	United States, Delaware
HESI Holdings B.V.	Netherlands
Landmark Graphics Corporation	United States, Delaware
Oilfield Telecommunications, LLC.	United States, Delaware